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                                                                      EXHIBIT 12


                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES AND
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                  (All dollar amounts are stated in millions.)


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Year ended December 31                  2001            2000          1999          1998        1997
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
Net income                           $ 1,447.6      $ 1,185.5      $ 1,019.9    $   304.9    $   767.1
Income taxes                             777.9          642.2          550.8        361.8        391.9
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Income before income taxes             2,225.5        1,827.7        1,570.7        666.7      1,159.0
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Fixed charges:
    Interest expenses(1)               3,102.9        2,910.1        2,158.3      2,009.3      1,863.0
    Interest portion of rentals(2)        52.2           42.9           37.7         48.1         46.8
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Total fixed charges                    3,155.1        2,953.0        2,196.0      2,057.4      1,909.8
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Total earnings as defined            $ 5,380.6      $ 4,780.7      $ 3,766.7    $ 2,724.1    $ 3,068.8
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Ratio of earnings to fixed charges(3)     1.71           1.62           1.72         1.32    $    1.61
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Preferred stock dividends(4)                -              -              -            -     $    14.6
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Ratio of earnings to combined
    fixed charges and preferred
    stock dividends (3)                   1.71           1.62           1.72         1.32         1.59
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(1)  For financial statement purposes, these amounts are reduced for the income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

(2) Represents one-third of rentals, which approximates the portion representing interest.

(3)  Preferred stock dividends are grossed up to their pre-tax equivalents.

(4) The 1998 ratios have been negatively impacted by the one-time merger and integration related costs associated with our merger with Beneficial
     Corporation ("Beneficial"). Excluding Beneficial merger and integration related costs of $751 million after-tax, our ratio of earnings to combined fixed charges and preferred stock dividends in 1998 was 1.81 percent.